Exhibit 99.1

EMERGE INTERACTIVE REACHES AGREEMENT FOR NEW

PRIVATE PLACEMENT FINANCING

SEBASTIAN, FL, January 12, 2005 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company serving the agricultural, foodservice, and healthcare industries, today announced it has reached an agreement for the private placement of common stock and warrants with institutional investors to raise $4,060,000 in gross proceeds. This new placement is in addition to the $4.0 million private placement closed in December 2004. As part of the new transaction, eMerge will sell 2,900,000 common shares at a price of $1.40 per share and issue 5-year warrants to purchase an additional 435,000 common shares at an exercise price of $1.75 per share. The transaction is expected to close in the next 15 days and is subject to customary closing conditions.

“We are pleased that we are able to take advantage of this opportunity to increase our working capital and strengthen our balance sheet as we implement our 2005 business plan,” stated David C. Warren, eMerge’s President and Chief Executive Officer. Warren added, “As we have stated before, regulatory and commercial events are creating opportunities for our food safety and traceability products. The U.S. beef industry is currently being pressured by significant economic drivers, and these proceeds will provide us with flexibility to take advantage of opportunities as they develop.”

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. eMerge has agreed to file a registration statement with respect to the resale of the shares. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company serving the agricultural, foodservice, and healthcare industries. The Company is developing a broad portfolio of innovative products including VerifEYETM HandScan, Solo, and CIS contamination detection systems, for use in restaurants, hospitals, and food processors. The Company’s agricultural products include CattleLogTM, a USDA-approved Process Verified Program providing individual animal data collection and reporting that enables livestock tracking, verification, and branding. For more information, please visit www.emergeinteractive.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.